Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Nine Months Ended September 30, 2011

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to the results of McDonald’s Corporation for the quarter and nine months ended September 30, 2011, hereafter referred to as “the quarter” and “nine months”. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation

While changes in foreign currency exchange rates affect reported results, McDonald’s mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended September 30,	2011	2010	2011
Revenues	$7,166.3	$6,304.9	$366.2
Company-operated margins	972.2	892.6	53.1
Franchised margins	1,934.6	1,713.9	87.3
Selling, general & administrative expenses	580.9	556.3	(20.8)
Operating income	2,394.7	2,096.5	123.3
Net income	1,507.3	1,388.4	75.8
Earnings per share-diluted	1.45	1.29	0.08

			Currency Translation Benefit/ (Cost)

Nine Months Ended September 30,	2011	2010	2011
Revenues	$20,183.3	$17,860.5	$957.8
Company-operated margins	2,598.8	2,383.4	136.6
Franchised margins	5,374.2	4,779.4	215.7
Selling, general & administrative expenses	1,732.5	1,667.5	(55.5)
Operating income	6,409.7	5,615.9	305.4
Net income	4,126.5	3,704.0	198.6
Earnings per share-diluted	3.94	3.42	0.19

Foreign currency translation had a positive impact on consolidated operating results for the quarter and nine months driven by the stronger Euro and Australian Dollar as well as most other currencies.

Net Income and Diluted Earnings per Share

For the quarter, net income increased 9% (3% in constant currencies) to $1,507.3 million and diluted earnings per share increased 12% (6% in constant currencies) to $1.45. Foreign currency translation had a positive impact of $0.08 on diluted earnings per share.

For the nine months, net income increased 11% (6% in constant currencies) to $4,126.5 million and diluted earnings per share increased 15% (10% in constant currencies) to $3.94. Foreign currency translation had a positive impact of $0.19 on diluted earnings per share.

For the quarter and nine months, the growth rate on net income was negatively impacted by a higher effective income tax rate, while the growth rate on diluted earnings per share benefited from a three percent decrease in diluted weighted average shares outstanding. For the nine months 2010, results included after tax impairment charges of $36.8 million or $0.03 per share related to the Company’s share of strategic restaurant closing costs in Japan.

During the quarter, the Company repurchased 10.5 million shares of its stock for $909.6 million, bringing total repurchases for 2011 to 38.1 million shares or $3.0 billion, and paid a quarterly dividend of $0.61 per share or $627.2 million, bringing the total dividends paid for 2011 to $1.9 billion. The Company also declared a fourth quarter 2011 dividend of $0.70 per share, reflecting an increase of 15%, and expects total cash returned to shareholders to be approximately $6 billion for 2011.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.

REVENUES

Dollars in millions

Quarters Ended September 30,	2011	2010	% Inc	% Inc Excluding Currency Translation
Company-operated sales
U.S.	$1,153.7	$1,100.8	5	5
Europe	2,088.0	1,806.6	16	8
APMEA*	1,353.6	1,134.7	19	10
Other Countries & Corporate**	260.2	204.5	27	20
Total	$4,855.5	$4,246.6	14	8

Franchised revenues
U.S.	$1,076.2	$1,020.1	6	6
Europe	816.2	692.7	18	8
APMEA*	248.0	198.6	25	12
Other Countries & Corporate**	170.4	146.9	16	9
Total	$2,310.8	$2,058.3	12	7

Total revenues
U.S.	$2,229.9	$2,120.9	5	5
Europe	2,904.2	2,499.3	16	8
APMEA*	1,601.6	1,333.3	20	11
Other Countries & Corporate**	430.6	351.4	22	15
Total	$7,166.3	$6,304.9	14	8

Nine Months Ended September 30,	2011	2010	% Inc	% Inc Excluding Currency Translation
Company-operated sales
U.S.	$3,285.0	$3,173.1	4	4
Europe	5,895.0	5,126.9	15	8
APMEA*	3,809.3	3,186.4	20	11
Other Countries & Corporate**	716.3	576.7	24	17
Total	$13,705.6	$12,063.1	14	8

Franchised revenues
U.S.	$3,039.4	$2,901.4	5	5
Europe	2,271.7	1,943.9	17	9
APMEA*	702.5	549.4	28	14
Other Countries & Corporate**	464.1	402.7	15	8
Total	$6,477.7	$5,797.4	12	7

Total revenues
U.S.	$6,324.4	$6,074.5	4	4
Europe	8,166.7	7,070.8	15	8
APMEA*	4,511.8	3,735.8	21	11
Other Countries & Corporate**	1,180.4	979.4	21	13
Total	$20,183.3	$17,860.5	13	8

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities

•

Consolidated: Revenues increased 14% (8% in constant currencies) for the quarter and 13% (8% in constant currencies) for the nine months. The constant currency growth was driven primarily by positive comparable sales as well as expansion.

•	U.S.: Revenues increased for the quarter and nine months due to positive comparable sales. Comparable sales were driven by the McCafé line-up, classic core offerings and the breakfast business.

•

Europe: The constant currency increase in revenues for the quarter and nine months was primarily driven by comparable sales increases in Russia (which is entirely Company-operated), the U.K., France and Germany, as well as expansion in Russia.

•	APMEA: The constant currency increase in revenues for the quarter and nine months was primarily driven by comparable sales increases in China and most other markets, as well as expansion in China.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.

COMPARABLE SALES

	% Increase
	Months Ended September 30,*		Quarters Ended September 30,		Nine Months Ended September 30,**
	2011	2010	2011	2010	2011	2010
U.S.	5.0	5.7	4.4	5.3	4.0	3.5
Europe	6.9	4.9	4.9	4.1	5.5	4.8
APMEA	6.8	6.2	3.4	8.1	3.9	6.2
Other Countries & Corporate	12.4	11.6	11.4	11.3	9.9	11.1
Total	6.6	6.1	5.0	6.0	4.9	5.1

*	The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from 0.4% to 1.2% in September 2011. In addition, the timing of holidays can impact comparable sales.

**	On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 2.6% and 6.5% for the quarters 2011 and 2010, respectively, and increased 3.4% and 4.8% for the nine months 2011 and 2010, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended September 30, 2011		Quarter Ended September 30, 2011		Nine Months Ended September 30, 2011
	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	6	6	5	5	5	5
Europe	14	10	17	8	16	8
APMEA	18	11	17	7	16	6
Other Countries & Corporate	15	14	21	13	20	12
Total	12	9	12	7	12	7

FRANCHISED SALES

Dollars in millions

Quarters Ended September 30,	2011	2010	% Inc	% Inc Excluding Currency Translation
U.S.	$7,802.5	$7,415.8	5	5
Europe	4,653.8	3,960.4	18	8
APMEA	3,426.9	2,958.1	16	6
Other Countries & Corporate	2,070.7	1,725.0	20	13
Total*	$17,953.9	$16,059.3	12	7

Nine Months Ended September 30,	2011	2010	% Inc	% Inc Excluding Currency Translation
U.S.	$22,081.3	$21,057.9	5	5
Europe	12,934.7	11,105.8	16	8
APMEA	9,530.1	8,312.9	15	4
Other Countries & Corporate	5,647.7	4,734.4	19	11
Total*	$50,193.8	$45,211.0	11	6

*	Sales from developmental licensed restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $4,105.8 million and $3,368.0 million for the quarters 2011 and 2010, respectively, and $11,034.0 million and $9,379.7 million for the nine months 2011 and 2010, respectively. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount		% Inc	% Inc Excluding Currency Translation
Quarters Ended September 30,	2011	2010	2011	2010
Franchised
U.S.	84.5	84.1	$909.6	$858.0	6	6
Europe	80.1	79.5	653.6	550.4	19	9
APMEA	89.9	89.8	223.0	178.3	25	12
Other Countries & Corporate	87.0	86.5	148.4	127.2	17	10
Total	83.7	83.3	$1,934.6	$1,713.9	13	8
Company-operated
U.S.	21.1	22.0	$244.0	$242.0	1	1
Europe	20.9	22.0	435.5	397.3	10	2
APMEA	18.4	18.9	248.5	214.0	16	7
Other Countries & Corporate	17.0	19.2	44.2	39.3	13	6
Total	20.0	21.0	$972.2	$892.6	9	3

	Percent		Amount		% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Nine Months Ended September 30,	2011	2010	2011	2010
Franchised
U.S.	83.9	83.5	$2,550.0	$2,422.7	5	5
Europe	79.0	78.2	1,795.3	1,520.2	18	10
APMEA	89.4	89.2	627.8	490.1	28	15
Other Countries & Corporate	86.4	86.0	401.1	346.4	16	9
Total	83.0	82.4	$5,374.2	$4,779.4	12	8
Company-operated
U.S.	20.5	21.6	$673.2	$684.6	(2)	(2)
Europe	19.3	19.9	1,139.3	1,021.3	12	4
APMEA	17.6	18.0	671.8	574.3	17	8
Other Countries & Corporate	16.0	17.9	114.5	103.2	11	5
Total	19.0	19.8	$2,598.8	$2,383.4	9	3

•	Franchised: Franchised margin dollars increased $220.7 million or 13% (8% in constant currencies) for the quarter and $594.8 million or 12% (8% in constant currencies) for the nine months.

•	U.S. & Europe: The franchised margin percent increased for the quarter and nine months primarily due to positive comparable sales, partly offset by higher occupancy costs.

•

APMEA: The franchised margin percent for the quarter and nine months reflected a contractual increase in the royalty rate for Japan in addition to positive comparable sales in most markets, partly offset by the impact of the strengthening Australian Dollar.

•

Company-operated: Company-operated margin dollars increased $79.6 million or 9% (3% in constant currencies) for the quarter and $215.4 million or 9% (3% in constant currencies) for the nine months as positive comparable sales were partially offset by higher costs, primarily commodity costs, in all segments.

•

U.S.: The Company-operated margin percent decreased for the quarter and nine months primarily due to higher commodity costs, and to a lesser extent, higher occupancy & other costs, partly offset by positive comparable sales.

•

Europe: The Company-operated margin percent decreased for the quarter and nine months primarily due to higher commodity, labor, and to a lesser extent, occupancy & other costs, partly offset by positive comparable sales.

•

APMEA: The Company-operated margin percent for the quarter and nine months reflected positive comparable sales, offset by higher commodity, labor and occupancy & other costs, and was negatively impacted by the acceleration of new restaurant openings in China. Similar to other markets, new restaurants in China initially open with lower margins that grow significantly over time.

The following table presents Company-operated restaurant margin components as a percent of sales.

CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Food & paper	33.7	32.4	33.7	32.6
Payroll & employee benefits	24.5	24.8	25.2	25.3
Occupancy & other operating expenses	21.8	21.8	22.1	22.3
Total expenses	80.0	79.0	81.0	80.2
Company-operated margins	20.0	21.0	19.0	19.8

Selling, General & Administrative Expenses

•

Selling, general & administrative expenses increased 4% (1% in constant currencies) for the quarter and the nine months. The increase for the nine months is primarily a result of higher employee and other costs mainly offset by costs related to the 2010 Vancouver Olympics and 2010 Worldwide Owner/Operator Convention.

•

For the nine months, selling, general & administrative expenses as a percent of revenues decreased to 8.6% for 2011 compared with 9.3% for 2010, and as a percent of Systemwide sales decreased to 2.7% for 2011 compared with 2.9% for 2010.

Impairment and Other Charges (Credits), Net

•	For the nine months 2010, the Company recorded after tax impairment charges of $36.8 million related to its share of the strategic restaurant closing costs in Japan.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gains on sales of restaurant businesses	$(15.8)	$(22.5)	$(42.4)	$(61.1)
Equity in earnings of unconsolidated affiliates	(47.1)	(49.6)	(126.9)	(131.3)
Asset dispositions and other expense	0.7	22.2	4.3	30.6
Total	$(62.2)	$(49.9)	$(165.0)	$(161.8)

•

Equity in earnings of unconsolidated affiliates for the quarter and nine months decreased primarily due to the decline in the number of unconsolidated partnerships in the U.S., partly offset by the benefit from stronger foreign currencies.

•

Asset dispositions and other expense for the quarter declined due to higher gains on unconsolidated partnership dissolutions in the U.S. in 2011. The nine months reflected higher gains on unconsolidated partnership dissolutions in the U.S. and charges related to the voluntary glassware recall in 2010.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters Ended September 30,	2011	2010	% Inc	% Inc Excluding Currency Translation
U.S.	$986.8	$930.3	6	6
Europe	917.1	796.7	15	6
APMEA	431.2	341.1	26	15
Other Countries & Corporate	59.6	28.4	n/m	74
Total	$2,394.7	$2,096.5	14	8

Nine Months Ended September 30,	2011	2010	% Inc	% Inc Excluding Currency Translation
U.S.	$2,731.8	$2,634.8	4	4
Europe	2,425.8	2,071.3	17	9
APMEA	1,144.8	886.7	29	17
Other Countries & Corporate	107.3	23.1	n/m	n/m
Total	$6,409.7	$5,615.9	14	9

n/m Not meaningful

•

U.S.: Operating results increased for the quarter and nine months primarily due to higher franchised margin dollars. The nine months were negatively impacted by higher selling, general and administrative costs and lower Company-operated margin dollars.

•

Europe: Constant currency operating results increased for the quarter and nine months due to stronger operating performance in France, the U.K., Russia and Germany. Both periods benefited from higher franchised margin dollars, while higher Company-operated margin dollars also positively impacted the nine months.

•

APMEA: Constant currency operating results for the quarter and nine months were driven primarily by stronger operating results in many markets. The Company’s share of impairment charges in 2010, related to strategic restaurant closings in Japan, positively impacted the nine months 2011 constant currency growth rate by five percentage points.

•

Other Countries & Corporate: Constant currency operating results increased for the quarter and nine months due to higher franchised margin dollars and lower corporate general and administrative expenses.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the nine months 2011 and 2010 was 31.8% and 31.4%, respectively.

Interest Expense

•	Interest expense increased for the quarter and nine months reflecting higher average debt balances and stronger foreign currencies, partly offset by lower average interest rates.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income	$(10.3)	$(5.6)	$(27.6)	$(13.8)
Foreign currency and hedging activity	6.5	1.8	7.6	6.4
Other expense	11.3	11.0	35.3	22.7
Total	$7.5	$7.2	$15.3	$15.3

Income Taxes

•

The effective income tax rate was 33.4% for the quarter 2011 compared with 29.7% for the quarter 2010. The higher effective tax rate in 2011 was primarily due to lower tax benefits related to certain foreign tax credits and a non-cash deferred tax cost related to certain foreign operations.

•

The effective income tax rate was 31.6% for the nine months 2011 compared with 29.7% for the nine months 2010. The higher effective tax rate in 2011 was primarily due to lower tax benefits related to certain foreign tax credits, partially offset by a nonrecurring deferred tax benefit related to certain foreign operations that was recorded in the first half of 2011.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

•

Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 1.5-2 percentage points to 2011 Systemwide sales growth (in constant currencies), most of which will be due to the 541 net traditional restaurants added in 2010.

•

The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 3 cents.

•

With about 75% of McDonald’s grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company’s commodity costs. For the full year 2011, the total basket of goods cost is expected to increase 4.5-5% in the U.S. and Europe.

•

The Company expects full-year 2011 selling, general & administrative expenses to decrease about 2% in constant currencies, which reflects higher incentive compensation expense primarily recorded in the second half of 2010.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2011 to increase approximately 8-10% compared with 2010.

•

A significant part of the Company’s operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company’s operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company’s annual diluted earnings per share would change by about 20 cents.

•

The Company expects the effective income tax rate for the full-year 2011 to be 31% to 32%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•

The Company now expects capital expenditures for 2011 to be approximately $2.6 billion; about half of this amount will be used to open new restaurants. The Company expects to open between 1,100 and 1,200 restaurants including approximately 400 restaurants in foreign affiliated and developmental licensed markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of about 800 restaurants. The remaining capital will be used for reinvestment in existing restaurants. Over half of this reinvestment will be used to reimage at least 2,200 locations worldwide, some of which will require no capital investment from the Company.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At September 30,	2011	2010	Inc/ (Dec)
U.S.*	14,067	13,994	73

Europe
Germany*	1,404	1,376	28
France	1,216	1,178	38
United Kingdom	1,199	1,192	7
Spain	423	409	14
Italy	419	399	20
Russia	279	255	24
Other	2,129	2,059	70
Total Europe	7,069	6,868	201

APMEA
Japan*	3,282	3,387	(105)
China	1,397	1,217	180
Australia	846	814	32
Taiwan	352	344	8
Other	2,790	2,570	220
Total APMEA	8,667	8,332	335

Other Countries & Corporate
Canada*	1,435	1,431	4
Brazil	627	590	37
Other	1,279	1,246	33
Total Other Countries & Corporate	3,341	3,267	74

Systemwide restaurants	33,144	32,461	683

Countries	119	117	2

*	Reflected the following satellites: At September 30, 2011 – U.S. 1,092, Germany 177, Japan 912, Canada 463; At September 30, 2010 – U.S. 1,118, Germany 173, Japan 1,063, Canada 457.

SYSTEMWIDE RESTAURANTS BY TYPE

At September 30,	2011	2010	Inc/ (Dec)
U.S.
Conventional franchised	12,508	12,444	64
Company-operated	1,559	1,550	9
Total U.S.	14,067	13,994	73

Europe
Conventional franchised	4,889	4,717	172
Developmental licensed	207	175	32
Total Franchised	5,096	4,892	204
Company-operated	1,973	1,976	(3)
Total Europe	7,069	6,868	201

APMEA
Conventional franchised	821	837	(16)
Developmental licensed	1,734	1,413	321
Foreign affiliated	3,581	3,648	(67)
Total Franchised	6,136	5,898	238
Company-operated	2,531	2,434	97
Total APMEA	8,667	8,332	335

Other Countries & Corporate
Conventional franchised	1,149	1,181	(32)
Developmental licensed	1,862	1,789	73
Total Franchised	3,011	2,970	41
Company-operated*	330	297	33
Total Other Countries & Corporate	3,341	3,267	74

Systemwide
Conventional franchised	19,367	19,179	188
Developmental licensed	3,803	3,377	426
Foreign affiliated	3,581	3,648	(67)
Total Franchised	26,751	26,204	547
Company-operated	6,393	6,257	136
Total Systemwide	33,144	32,461	683

*	Reflects the acquisition of 39 restaurants on December 31, 2010, as part of Canada’s restaurant portfolio optimization.

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

The information on this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is whether we can remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our global operating environment. The IEO segment of the restaurant industry, although largely mature in our major markets, is highly fragmented and competitive. The IEO segment has been contracting in many markets, including some major markets, due to unfavorable economic conditions, and this may continue. Persistently high unemployment rates in many markets have also increased consumer focus on value and heightened pricing sensitivity. Combined with increasing pressure on commodity and labor costs, these circumstances affect restaurant sales and margin growth despite the strength of our brand and value proposition. We have the added challenge of the cultural, economic and regulatory differences that exist within and among the more than 100 countries where we operate. Initiatives we undertake may not have universal appeal among different segments of our customer base and can drive unanticipated changes in guest counts and customer perceptions. Our operations, plans and results are also affected by regulatory and similar initiatives around the world, notably the focus on nutritional content and the production, processing and preparation of food “from field to front counter,” as well as industry marketing practices.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

•

Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

•

The risks associated with our franchise business model, including whether our franchisees and developmental licensees will have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited by local law or otherwise, costly to exercise or subject to litigation;

•

Our ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and to motivate our restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

•

Whether our restaurant reimaging and rebuilding plans, which remain a priority, are targeted at the elements of the restaurant experience that will best accomplish our goals and whether we can complete our plans as and when projected;

•

The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

•

Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our products, promotions and premiums, such as Happy Meals (collectively, our products), or the reliability of our supply chain and the safety of our products, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

•

The success of our plans to improve existing menu items and to roll out new menu items, as well as the impact of our competitors’ actions, including in response to our menu changes and product introductions, and our ability to continue robust menu development and manage the complexity of our restaurant operations;

•

Our ability to differentiate the McDonald’s experience in a way that balances consumer value with margin expansion, particularly in markets where pricing or cost pressures are significant or have been exacerbated by the current challenging economic and operating environment;

•	The impact of pricing, marketing and promotional plans on sales and margins and our ability to adjust these plans to respond quickly to changing economic conditions;

•

The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified local personnel to manage our operations and growth, particularly in certain developing markets;

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way; and

•

The costs and operational risks associated with our increasing reliance on information technology (including our point-of-sale and other in-store technology systems or platforms), such as the need for increasing investments to upgrade and maintain our systems, the potential for system failures or programming errors and the impact on our margins from the use of cashless payments.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market or daypart (e.g., breakfast). To mitigate the impact of these conditions, we may take promotional or other actions that adversely affect our margins, limit our operating flexibility or result in charges or restaurant closings. Some macroeconomic conditions have an even more wide-ranging and prolonged impact. The current environment has been characterized by weak economies, persistently high unemployment rates, inflationary pressures and extreme volatility in financial markets worldwide, which has been exacerbated by the significant uncertainty associated with the ongoing sovereign debt crisis in certain Euro zone countries. This environment has adversely affected both business and consumer confidence and spending, and uncertainty about the long-term investment environment could further depress capital investment and economic activity. These unfavorable conditions are expected to persist for the foreseeable future in many of our most important markets. The key factors that can affect our operations, plans and results in this environment are the following:

•

Whether our strategies will permit us to compete effectively and make continued market share gains despite the uncertain economic outlook and extreme market volatility, while at the same time achieving sales and operating income within our targeted long-term average annual range of growth;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

•

The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

•

The impact on restaurant sales and margins of recent volatility in commodity and gasoline prices, which we expect will continue, and the impact of pricing, hedging and other actions that we, franchisees and suppliers may take to address this environment;

•

The impact on our margins of labor costs given our labor-intensive business model, the long-term trend toward higher wages in both mature and developing markets and any potential impact of union organizing efforts;

•	The impact of foreign exchange and interest rates on our financial condition and results;

•	Whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

•

The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings; and

•

The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

•

The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings;

•

The impact of new, potential or changing regulation that can affect our business plans, such as those relating to marketing and the content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

•

The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation, including taxation, in ways that could be material to our business;

•

The risks and costs to us, our franchisees and our supply chain of increased focus by U.S. and overseas governmental authorities and non-governmental organizations on environmental matters, such as environmental sustainability, climate change, greenhouse gases and water consumption, including initiatives that effectively impose a tax on carbon emissions;

•

The impact of litigation trends, particularly in our major markets, including class actions, labor and employment claims, landlord/tenant disputes and intellectual property claims; the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products, or the appropriateness or accuracy of our marketing or other communication practices;

•

The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, immigration, healthcare, retirement and other employee benefits and unlawful workplace discrimination;

•

Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

•

The legal and compliance risks associated with information technology, such as the costs of compliance with privacy, consumer protection and other laws, the potential costs associated with alleged security breaches (including the loss of consumer confidence that may result and the risk of criminal penalties or civil liability to consumers or employees whose data is alleged to have been collected or used inappropriately) and potential challenges to the associated intellectual property rights or to our use of that intellectual property;

•

The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unfavorable global economic and extremely volatile market conditions;

•

Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

•

Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can reflect market commentary (including commentary that may be unreliable or incomplete in some cases) or expectations about our business, our creditworthiness or investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

•

The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.

Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.